Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2012

ANDOVER, MA -- (Marketwire - October 23, 2012) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter and nine months ended September 30, 2012.

Revenues for the third quarter ended September 30, 2012, decreased to $52,948,000, compared to $58,560,000 for the corresponding period a year ago, and decreased from $55,467,000 for the second quarter of 2012.

Gross margin decreased to $22,953,000 for the third quarter of 2012, compared to $24,440,000 for the corresponding period a year ago, and decreased from $24,106,000 for the second quarter of 2012. Gross margin, as a percentage of revenue, increased to 43.4% for the third quarter of 2012, compared to 41.7% for the third quarter of 2011, but decreased on a sequential basis from 43.5% for the second quarter of 2012.

Net income for the third quarter was $191,000, or $0.00 per diluted share, compared to net income of $1,082,000, or $0.03 per diluted share, for the corresponding period a year ago and net income of $220,000, or $0.01 per diluted share, for the second quarter of 2012.

Revenues for the nine months ended September 30, 2012, decreased by 13.5% to $168,083,000 from $194,417,000 for the corresponding period a year ago. Net income for the nine month period was $737,000, or $0.02 per diluted share, compared to net income of $8,166,000 or $0.20 per diluted share, for the corresponding period a year ago.

Total backlog at the end of the third quarter was $42,880,000 and $42,219,000 at the end of the second quarter of 2012.

Commenting on the third quarter, Patrizio Vinciarelli, Chief Executive Officer, stated, "Vicor's consolidated performance continues to reflect trends we have addressed in recent investor communications. The markets and applications on which we have traditionally focused remain soft, and our new product and market initiatives have yet to build momentum. We remain focused on these initiatives, with the goal of expanding and diversifying our customer base in 2013." Dr. Vinciarelli concluded, "I, again, affirm my commitment to our strategy and determination to stay the course."

Depreciation and amortization for the third quarter of 2012 was approximately $2,626,000, and capital additions totaled $2,053,000. For the first nine months of 2012, depreciation and amortization was $7,870,000 and capital additions totaled $4,838,000, compared to $8,214,000 and $6,251,000, respectively, for the first nine months of 2011. Cash and cash equivalents increased by $2,508,000 to approximately $84,752,000 at the end of the third quarter of 2012 from $82,244,000 at the end of second quarter of 2012. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases.

In October 2012, Vicor settled its lawsuit against its insurance carriers, receiving a cash payment of $1,975,000 in exchange for Vicor's release of the carriers from future claims. This amount will be recorded as a gain from litigation-related settlement in the fourth quarter of 2012.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, October 23, 2012, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-482-0024 at approximately 4:50 p.m. and use the Passcode 55758937. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 7, 2012. The replay dial-in number is 888-286-8010 and the Passcode is 36807908. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products, and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and for which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2011, under Part I, Item I - "Business," under Part I, Item 1A - "Risk Factors," under Part I, Item 3 - "Legal Proceedings," and under Part II, Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                     QUARTER ENDED       NINE MONTHS ENDED
                                      (Unaudited)           (Unaudited)

                                 --------------------- ---------------------
                                  SEPT 30,   SEPT 30,   SEPT 30,   SEPT 30,
                                    2012       2011       2012       2011
                                 ---------- ---------- ---------- ----------

Net revenues                     $   52,948 $   58,560 $  168,083 $  194,417
Cost of revenues                     29,995     34,120     96,557    112,214
                                 ---------- ---------- ---------- ----------
  Gross margin                       22,953     24,440     71,526     82,203

Operating expenses:
  Sales & administration             13,425     13,072     41,250     40,274
  Research & development              9,232      9,694     28,807     29,451
                                 ---------- ---------- ---------- ----------
    Total operating expenses         22,657     22,766     70,057     69,725
                                 ---------- ---------- ---------- ----------

Income from operations                  296      1,674      1,469     12,478

Other income, net                        70          0        205        348
                                 ---------- ---------- ---------- ----------

Income before income taxes              366      1,674      1,674     12,826

Provision for income taxes               86        499        809      4,278
                                 ---------- ---------- ---------- ----------

Consolidated net income                 280      1,175        865      8,548

Less: Net income attributable to
 noncontrolling interest                 89         93        128        382
                                 ---------- ---------- ---------- ----------

Net income attributable to Vicor
 Corporation                     $      191 $    1,082 $      737 $    8,166
                                 ========== ========== ========== ==========

Net income per share
 attributable to Vicor
 Corporation:
  Basic                          $     0.00 $     0.03 $     0.02 $     0.20
  Diluted                        $     0.00 $     0.03 $     0.02 $     0.20

Shares outstanding:
  Basic                              41,811     41,810     41,811     41,793
  Diluted                            41,815     41,851     41,818     41,865

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                     SEPT 30,     DEC 31,
                                                       2012         2011
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
    Cash and cash equivalents                      $    84,752  $    71,908
    Accounts receivable, net                            31,278       31,410
    Inventories, net                                    30,762       35,752
    Deferred tax assets                                  2,243        2,176
    Other current assets                                 2,823        3,088
                                                   -----------  -----------
      Total current assets                             151,858      144,334

Long-term investments                                    6,895        9,585
Property and equipment, net                             44,119       47,241
Long-term deferred tax assets, net                       2,731        2,542
Other assets                                             4,196        4,439
                                                   -----------  -----------

                                                   $   209,799  $   208,141
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
    Accounts payable                               $     7,551  $     8,151
    Accrued compensation and benefits                    8,544        7,337
    Accrued expenses                                     2,486        2,846
    Income taxes payable                                   434          420
    Deferred revenue                                       652        1,194
                                                   -----------  -----------
      Total current liabilities                         19,667       19,948

Long-term deferred revenue                               1,693        2,124
Long-term income taxes payable                           1,349        1,359

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      167,713      166,732
    Retained earnings                                  137,099      136,362
    Accumulated other comprehensive income (loss)          214         (322)
    Treasury stock                                    (121,827)    (121,827)
                                                   -----------  -----------
      Total Vicor Corporation stockholders' equity     183,199      180,945
  Noncontrolling interest                                3,891        3,765
                                                   -----------  -----------
    Total equity                                       187,090      184,710
                                                   -----------  -----------

                                                   $   209,799  $   208,141
                                                   ===========  ===========

For further information contact:
James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439